Exhibit 99.1
NEWS RELEASE
Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105
PREMIUM STANDARD FARMS, INC. ANNOUNCES
MANAGEMENT RESTRUCTURING
Robert Manly Resigns as President and Chief Operating Officer; John Meyer to Assume Role of President in addition to Chief Executive Officer; Calvin Held Appointed Vice President – Process Improvement and Milan Operations; Blake Day Appointed Vice President – Business Development
Investor contact:
Steve Lightstone, CFO
Phone: 816-472-7675
KANSAS CITY, MO, July 07, 2006 — Premium Standard Farms, Inc. (Nasdaq: PORK) (PSF), a leading vertically integrated provider of pork products, announced today that Robert W. Manly has resigned as President and Chief Operating Officer of Premium Standard Farms to pursue other opportunities, effective immediately. In addition to his current role as Chief Executive Officer of PSF, John Meyer will assume the additional responsibilities of the President. There are no plans to name a new Chief Operating Officer.
Mr. Meyer will expand the responsibilities of industry and company veterans, Calvin Held, to Vice President of Process Improvement and Milan Operations and Blake Day, to Vice President of Business Development.
“This restructuring will flatten our organizational structure and streamline our decision making process, and further our commitment to improving PSF’s operational performance. As a result of these changes, we will be able to intensify our focus on both operational improvements and cost structure efficiencies,” commented John Meyer, President and Chief Executive Officer of Premium Standard Farms.
Mr. Held has served as Vice President of Processing Operations since April 2004, and has played a significant role in the success of the company over the past 14 years. Prior to April 2004, Mr. Held was the Company’s Vice President of Milan, Missouri Processing Operations from December 1994 to April 2004 and was Controller of Farm Production and the Milan, Missouri Plant from August 1992 to December 1994. In his new role, Mr. Held will be focused on improving operational performance in all areas of the business with the objective of expanding the Company’s operating margins and reducing its current cost structure.
Since March 2005, Mr. Day has served as Vice President of Corporate Accounting and Finance. During the last 11 years, Mr. Day has held a variety of positions both within PSF and the protein industry, which includes Director of Corporate Accounting and Finance from May 2004 until March 2005, as well as Assistant Corporate Controller of Premium Standard Farms from February 1999 to May 2004.

Additionally, from 1995 to 1998, Mr. Day was Assistant Controller for Seaboard Farms, an integrated pork processor. Mr. Day brings a wealth of knowledge to the role of Vice President of Business Development, and will be responsible for helping to execute PSF’s growth strategies.
About PSF
PSF is one of the largest vertically integrated providers of pork products in the United States, producing consistent, high quality pork products for the retail, wholesale, foodservice, export, and further processor markets. PSF is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,300 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.
This news release contains “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.